Exhibit 10.18

RESTRICTED STOCK UNIT AGREEMENT
(For use with [Sign-On]/[Make-Whole] Awards)

Brighthouse Financial, Inc. (the “Company”) confirms that, on [grant date] (the “Grant Date”), it granted you, [name], [number] Restricted Stock Units.

Your Restricted Stock Units are subject to the terms and conditions of the Brighthouse Financial, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan”) and this Restricted Stock Unit Agreement (this “Agreement”), which includes the Award Agreement Supplement (the “Supplement”). Please note that the Supplement includes terms for forfeiture of your Restricted Stock Units under certain circumstances.

These are the “Standard Terms” referenced in the Supplement and will apply to your Restricted Stock Units except in so far as Supplement Sections S-1 (“Change of Status”), S-2 (“Change of Control”), or S-14 (“Restrictive Covenants”) apply. If Shares are paid to you, you will receive evidence of ownership of those Shares.

[The Period of Restriction for your Restricted Stock Units will begin on the Grant Date and end on [●].]

Restricted Stock Units will be due and payable, net of any necessary tax withholding, in the form of Shares after the conclusion of the Period of Restriction, at the time specified in Supplement Section S-7 (“Timing of Payment”).

IN WITNESS WHEREOF, Brighthouse Financial, Inc. has caused this Agreement to be offered to you, and you have accepted this Agreement by the electronic means made available to you.